WM Variable Trust Income Fund

Defaults and Arrears on Senior Securities


Security					Nature of Default	Date of
Default	  Face Amount 	   Amount of Default

DVI, Inc.  Sr. Note,
    9.875% due 02/01/2004			Chapter 11
08/01/2003	        $1,300        		$210


$210



						Amount Per
						   Share in
						   Arrears

DVI, Inc.  Sr. Note,
    9.875% due 02/01/2004				    $0.0109